Filed Pursuant to Rule 424(b)(3)
                                                Registration Number 333-111770


                                   PROSPECTUS

                            4,085,173 ORDINARY SHARES

                            ON TRACK INNOVATIONS LTD.

                              --------------------

           On Track Innovations Ltd. is registering 4,085,173 ordinary shares for sale by the selling shareholders identified in this prospectus, at such price or prices as each selling shareholder may, from time to time, determine. We will pay all expenses of registering the securities. We will not receive any proceeds from the sale of ordinary shares by the selling shareholders. Our ordinary shares are listed on the Nasdaq SmallCap Market under the symbol "OTIV." On February 6, 2004 the last reported sale price of our ordinary shares on Nasdaq was $11.50 per share. Our ordinary shares also are listed on the Prime Standard Segment of the Frankfurt Stock Exchange under the symbol "OT5." On February 6, 2004, the last reported sale price of our ordinary shares on the Frankfurt Stock Exchange was (euro)9.80 per share, equivalent to $12.29 per share, calculated using the exchange rate of $1.2551 per euro on such date.

                INVESTING IN OUR ORDINARY SHARES INVOLVES RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                            ------------------------

           NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                            -------------------------


                The date of this prospectus is February 13, 2004.

           YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THEN.



                                TABLE OF CONTENTS

PROSPECTUS SUMMARY......................................................1

RISK FACTORS............................................................5

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS......................17

CAPITALIZATION.........................................................18

USE OF PROCEEDS........................................................18

PRICE RANGE OF OUR SHARES..............................................18

SELLING SHAREHOLDERS...................................................21

PLAN OF DISTRIBUTION...................................................31

DIVIDEND POLICY........................................................32

DESCRIPTION OF ORDINARY SHARES.........................................32

LEGAL MATTERS..........................................................32

EXPERTS................................................................32

ENFORCEABILITY OF CIVIL LIABILITIES....................................33

WHERE YOU CAN FIND MORE INFORMATION....................................34

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................35

EXPENSES...............................................................35

                               PROSPECTUS SUMMARY

           This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before buying ordinary shares in this offering. You should carefully read this entire prospectus, including each of the documents incorporated herein by reference, before making an investment decision.

           We design, develop and sell contactless microprocessor-based smart card products. A smart card is traditionally a credit card-sized plastic card containing a semiconductor chip. The type of semiconductor chip determines the amount of information that the card can store and the number and complexity of applications that can be provided by the card, or how "smart" the card is. Our products support smart cards that contain microprocessor chips which run multiple applications, can be reprogrammed and support high levels of security. A smart card system consists of smart cards, readers that transmit and receive data from the smart card and computers that process data received from the readers.

           Traditionally, the information stored on the smart card chip was updated through contact of the card with the reader either by swiping the card through, or inserting it in, a reader. However, our products utilize "contactless" smart cards which do not require physical contact with a reader, as power and data are transferred to the card through a magnetic field generated by the reader.

           By combining the advantages of microprocessors and contactless smart cards, we believe that our products offer the following benefits:

           o The information stored on one of our cards and transferred between the card and the reader is secure;

           o Our products support multiple, independent applications on the same card;

           o Our products provide for a reliable transfer of information to and from a card;

           o Our cards are durable, easy to use and take a variety of forms, such as key chains, tags, stickers and wristwatches;

           o          Our products are easy to install and maintain; and

           o Our products enable the transition from other card technologies to our contactless microprocessor-based technology.

           Substantially all of our contactless microprocessor-based products are based on a common platform which we currently refer to as the OTI Platform. The OTI Platform is based on our patented technology and consists of our smart cards, our readers, software that enables the development of applications for the smart card and a communications technology that ensures the transmission of data to and from the card. The OTI Platform can be customized to support a large number of applications such as credit and debit card functions, identification and loyalty programs. The OTI Platform has been deployed in different markets, such as petroleum and mass transit, and is being developed for other markets such as national documentation and medical services. For some markets, we have developed extensively customized hardware and software systems based on our OTI Platform, such as a gasoline management system for fleet managers and an electronic parking payment system.

           Additionally, as a result of our acquisition of InterCard GmbH Kartensysteme and InterCard GmbH Systemelectronic, which we refer to as the InterCard group, we offer closed campus products for universities and products that operate copying machines. These products are based on other card technologies that require physical contact between the card and the reader and that do not use microprocessors. The InterCard group also manufactures electronic devices, some of which it incorporates into contact-based smart card readers that it sells and some of which it sells for nonsmart card applications in the transportation industry.

           We intend to enhance our position in the design and development of contactless microprocessor based smart card products by developing new applications for our technology. We also intend to enter new markets, either alone or through relationships with other parties. We have established such relationships with, among others, Beyond Petroleum (formerly known as British Petroleum).

           Our sales and marketing efforts are directed from Cupertino, California, and effected through our global network of subsidiaries in North America, Africa and Europe, as well as through e-Smart System Inc., our joint venture with Cheung Kong Infrastructure Holdings, a Hong Kong-based infrastructure company, for the marketing and distribution of our products in Greater China (the People's Republic of China, Taiwan, Hong Kong and Macau).

           Since our initial public offering in Germany in 1999, we have acquired City Smart, a Hong Kong-based system integrator; the SoftChip group, an Israeli designer of microprocessors and operating systems for smart cards; and the InterCard group.

           Our shares are traded on the Prime Standard Segment of the Frankfurt Stock Exchange and on the Nasdaq Small-Cap Market. Our headquarters are located in Rosh Pina, Israel. As of September 30, 2003, we employed 192 employees worldwide, of whom 68 were employed at our headquarters and the remainder were employed by our subsidiaries. In this prospectus we sometimes refer to ourselves as OTI.

                               RECENT DEVELOPMENTS

           On September 24, 2003, we issued to certain lenders, in a private placement, $624,000 aggregate principal amount of convertible promissory notes bearing 4% interest per annum, referred to as the 4% Notes, and five-year term warrants to purchase an aggregate of 112,365 of our ordinary shares. On November 14, 2003, our shareholders approved the conversion of the 4% Notes and the exercisability of the warrants. Upon such approval, pursuant to their respective terms, the 4% Notes were mandatorily converted into an aggregate of 228,044 ordinary shares at a conversion price of $2.75 per share and the warrants became exercisable at an exercise price of $5.75 per share. The impact of this private placement on our financial position and operating results is reflected in our financial statements as of and for the nine month ended September 30, 2003, included in our Report on Form 6-K furnished to the SEC on December 31, 2003 and incorporated by reference into this prospectus. See "Incorporation of Certain Documents By Reference."

           In November and December 2003 and in January 2004, we entered into agreements with a number of non-"U.S. persons" pursuant to which we issued to such persons in "offshore transactions" the following securities:

           o 113,235 ordinary shares at a purchase price of $3.40 per share, together with warrants to purchase 56,618 additional ordinary shares at an exercise price of $5 per share and 100,000 ordinary shares at a purchase price of $3.15 per share;

           o 288,889 ordinary shares at a purchase price of $4.50 per share, together with warrants to purchase 144,444 additional ordinary shares at an exercise price of $6.50 per share;

           o 62,241 ordinary shares at a purchase price of $4.82 per share, together with warrants to purchase 31,120 additional ordinary shares at an exercise price of $6.50 per share;

           o 20,000 ordinary shares at a purchase price of $5.00 per share, together with warrants to purchase 10,000 additional ordinary shares at an exercise price of $6.50 per share;

           o 983,333 ordinary shares at a purchase price of $5.25 per share, together with warrants to purchase 491,667 additional ordinary shares at an exercise price of $6.50 per share; and

           o 117,143 ordinary shares at a purchase price of $5.25 per share, together with warrants to purchase 58,571 additional ordinary shares at an exercise price of $7.50 per share.

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
           The total number of ordinary shares which we sold in the transactions described above is 1,912,885 at an aggregate purchase price of approximately $8,804,600. The total number of additional ordinary shares issuable upon the exercise of the warrants described above is 904,785 at an aggregate exercise price of approximately $5,770,500. Each of the warrants is immediately exercisable in full and has a five-year term. We did not receive any independent consideration for our issuance of the warrants to the investors who purchased our ordinary shares. Purchasers of 1,354,463 of such ordinary shares and warrants to purchase 677,231 additional ordinary shares have granted to Mr. Oded Bashan, the Chairman of our Board of Directors, our President and Chief Executive Officer, irrevocable proxies to vote the shares so long as they are owned by those persons. Pursuant to the registration statement of which this prospectus is a part, we have registered under the Securities Act of 1933 all of the ordinary shares sold and all of the ordinary shares issuable upon exercise of the warrants issued, for resale by the respective holders thereof.

           Until the accounting firm of Arthur Andersen ceased to provide auditing services, Luboshitz Kasierer, a member firm of Arthur Andersen served as our independent auditors. Thereafter, Luboshitz Kasierer became an affiliate member of Ernst & Young International and continued to serve as our independent auditor. Effective November 30, 2003, Luboshitz Kasierer was merged into another firm. As a result, we engaged the firm of Somekh Chaikin, a member of KPMG International, to act as our independent auditor for the year ended December 31, 2003. In a shareholders' meeting held on December 30, 2003 our shareholders approved the engagement of that firm. In addition, at that meeting our shareholders elected Mr. Eli Akavia, a retired senior partner in Luboshitz Kasierer (where he was responsible for that firm's high-technology practice, including its engagement by us), to serve as a member of our board of directors and approved an increase in the number of shares available for issuance upon exercise of options under our existing share option plan from 2,250,000 to 2,750,000.

                                  RISK FACTORS

           Our ability to attain our objectives depends upon our success in addressing the risks relating to our business, industry and conditions in Israel discussed in "Risk Factors" and elsewhere in this prospectus, including the following:

           o We have a history of losses and may not achieve profitability in the foreseeable future.

           o The market for smart cards in general, and for contactless microprocessor-based smart cards in particular, may not grow as we expect.

           o To date we have generated our revenues from a limited number of products. We are currently developing and beginning to market new products and the success of our business is dependent on market acceptance for these new products.

           o We derive a portion of our revenues from sales to system integrators who are not the end-users of our products and we are dependent on their ability to market our products.

           o Our operations could be materially and adversely affected by acts of terror or by military hostilities between Israel and the Palestinians and/or its Arab neighbors.

                                  THE OFFERING


Ordinary shares which may be sold by
 the Selling Shareholders...................4,085,173 shares, including ordinary shares issuable upon exercise of
                                            options and warrants. See "Selling
                                            Shareholders."

Ordinary shares to be outstanding
 after this Offering........................6,337,384 shares, excluding the ordinary shares issuable as of the
                                            date of this prospectus upon
                                            exercise of options, but including
                                            ordinary shares issuable upon the
                                            exercise of warrants. We have
                                            outstanding options to acquire
                                            1,467,006 ordinary shares, 903,503
                                            of which are currently exercisable.




Use of proceeds.............................We will receive no proceeds from the sales described in this prospectus.

Prime Standard Segment symbol...............OT5

Nasdaq SmallCap Market symbol...............OTIV

Risk factors................................See "Risk Factors" and the other information included in this
                                            prospectus for a discussion of risk
                                            factors you should carefully
                                            consider before deciding to invest
                                            in our ordinary shares.

           The share numbers set forth above and, unless otherwise noted, throughout this prospectus give effect to our 10-for-1 reverse share split effective as of June 17, 2002.

           We were incorporated in the State of Israel in February 1990. The address of our registered and principal executive office is Z.H.R. Industrial Zone, P.O. Box 32, Rosh Pina, Israel 12000, and our telephone number is (011) 972-4-686-8000. Our web site address is www.otiglobal.com. The information on our web site does not constitute part of this prospectus.

           "OTI" and "OTI INSIGHT" are both registered trademarks in the United States and Israel and are European Community Trade Marks which cover all the countries of the European Union, "SCIENCE -- NON FICTION" is subject to a pending European Community Trade Mark application and a pending trademark application in the United States and Israel and "EASYPARK" is a registered trademark of Easy Park Ltd., one of our subsidiaries, in the United States, Canada and Israel and has been accepted in Singapore. Certain other trademarks and trade names are owned and used by us on an unregistered basis. All other registered trademarks appearing in this prospectus are owned by their respective holders.

           As used in this prospectus:

           o all references to "New Shekels" or "NIS" are to the lawful currency of Israel;

           o all references to "euros," "EUR" or "(euro)" are to the lawful currency of the European Union;

           o all references to "dollars" or "$" are to the lawful currency of the United States.

           o all references to "Deutsche Mark" or "DM" are to the currency used in the Federal Republic of Germany until December 31, 2001, before its conversion into euro at the rate of EUR 1.00=DM 1.95583.

                                  RISK FACTORS

           This offering involves a high degree of risk. You should carefully consider the following risks together with the other information in this prospectus before deciding to invest in our ordinary shares. If any of the following risks actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our ordinary shares could decline, and you may lose all or part of your investment. The risks described below are not necessarily in order of degree or magnitude of risk.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES AND MAY NOT ACHIEVE PROFITABILITY IN THE FORESEEABLE FUTURE.

           We have incurred losses in each year since we commenced operations in 1990. We reported net losses of $2.9 million in 1998, $3.1 million in 1999, $8.3 million in 2000, $11.7 million in 2001, $6.2 million in 2002 and $3.7 million for the nine months ended September 30, 2003. Our losses resulted primarily from expenses we incurred in selling and marketing, as well as in research and development and general and administrative expenses, which have offset any increases in revenues over these periods. We expect to continue to incur operating losses in future periods as we invest in the expansion of our global marketing network, reduce our product prices in return for transaction fees based on the volume of transactions effected in systems that contain our products, enhance our research and development capabilities and expand our internal manufacturing capabilities.

IF THE MARKET FOR SMART CARDS IN GENERAL, AND FOR CONTACTLESS
MICROPROCESSOR-BASED SMART CARDS IN PARTICULAR, DOES NOT GROW AS WE EXPECT, WE MAY NOT SUCCEED IN SELLING OUR PRODUCTS.

           The success of our products depends on commercial enterprises, governmental authorities and other potential card issuers adopting contactless microprocessor-based smart card technologies. Other card technologies, such as magnetic strips or bar codes, are widely used and could be viewed by potential customers as more cost effective alternatives to our products. Additionally, potential customers in developed countries such as the United States may already have installed systems that are based on technologies different from ours and may therefore be less willing to incur the capital expenditure required to install or upgrade to a contactless microprocessor-based smart card system. As a result, we cannot assure you that there will be significant market opportunities for contactless microprocessor-based smart card products. If demand for contactless microprocessor-based smart card products such as ours does not develop or develops more slowly than we anticipate, we may have fewer opportunities for growth than we expect.

IF WE FAIL TO DEVELOP NEW PRODUCTS OR ADAPT OUR EXISTING PRODUCTS FOR USE IN NEW MARKETS, OUR REVENUE GROWTH MAY BE IMPEDED AND WE MAY INCUR SIGNIFICANT LOSSES.

           To date, we have sold products incorporating our technology within a limited number of markets. In 1999, our gasoline management system, or GMS, accounted for 40% of our product sales and sales of other products for use in the petroleum industry accounted for 13%. We are currently developing and marketing products such as medical cards for use in hospitals and identity cards for use by governmental authorities. We have yet to recognize revenues from sales of these products. We are devoting significant resources to developing and marketing these and other products and adapting our existing products for use in new markets. From the beginning of 1999 through September 30, 2003, we spent $18.7 million on research and development and $20.5 million on selling and marketing. If we fail to develop new products or adapt our existing products for new markets, our revenue growth may be impeded and we may incur significant losses.

WE HAVE HISTORICALLY DERIVED A SIGNIFICANT PORTION OF OUR REVENUES FROM SALES TO SYSTEMS INTEGRATORS WHO ARE NOT THE END-USERS OF OUR PRODUCTS. ALTHOUGH THE PERCENTAGE OF OUR REVENUES ATTRIBUTABLE TO SUCH SALES IS DECLINING, WE ARE TO A CERTAIN EXTENT DEPENDENT ON THE ABILITY OF THESE INTEGRATORS TO MAINTAIN THEIR EXISTING BUSINESS AND SECURE NEW BUSINESS.

           In 2000, 2001, 2002 and in the nine months ended September 30, 2003, 46%, 18%, 22% and 25%, respectively, of our revenues were derived from sales to systems integrators, some of whom are distributors of our products, who incorporate our products into systems which they supply and install for use in a specific project. To the extent our revenues depend on systems integrators' ability to successfully market, sell, install and provide technical support for systems in which our products are integrated or to sell our products on a stand-alone basis, our revenues may decline if such systems integrators' efforts fail. Further, the faulty or negligent implementation and installation of our products by systems integrators may harm our reputation and dilute our brand name. Because we are one step removed from the end-users of our products, it may be more difficult for us to rectify damage to our reputation caused by systems integrators who have direct contact with end-users. In addition, termination of agreements with systems integrators or revocation of exclusive distribution rights within a certain area can be difficult. If we are unable to maintain our current relationships with systems integrators or develop relationships with new systems integrators, we may not be able to sell our products and our results of operations could be impaired.

           Unless we continue to expand our direct sales, our future success will depend upon the timing and size of future purchases by systems integrators and the success of the projects and services for which they use our products.

OUR INABILITY TO MAINTAIN OUR CURRENT, AND ESTABLISH NEW, STRATEGIC RELATIONSHIPS COULD IMPAIR OUR REVENUE GROWTH.

           The markets for our products are usually highly specialized and require us to enter into strategic relationships in order to facilitate or accelerate our penetration into new markets. We consider a relationship to be strategic when we integrate our technology into some of the product offerings of a manufacturer or systems integrator that has a significant position in a specified market, and then we cooperate in marketing the resulting product. The termination of any of our strategic relationships or our failure to develop additional relationships in the future may limit our ability to expand the markets in which our products are deployed or to sell particular products, and thereby impair our revenue growth.

SOME OF OUR AGREEMENTS RESTRICT OUR ABILITY TO CONDUCT BUSINESS. ALTHOUGH THE TYPES OF RESTRICTIONS ARE CUSTOMARY IN A COMMERCIAL SETTING, THE RESULT MAY BE THAT IN THE FUTURE WE MAY NOT BE ABLE TO TAKE ACTIONS THAT WE MAY BELIEVE ARE DESIRABLE.

           Under some of our agreements with suppliers, distributors and joint venture partners, we have agreed to restrict ourselves in some areas of business for different time periods ranging from several months to several years, depending upon the circumstances. For example, we have granted our joint venture with Cheung Kong, e-Smart, exclusive rights to distribute our products in Greater China and we granted our joint venture partner veto rights over key business decisions relating to the distribution of our products in that region. In addition, in the event that our products are sold in Greater China by third parties other than through e-Smart, we have agreed to pay to e-Smart 7.5% of the net revenues we receive from such sales. Our agreement with Samsung concerning the development and manufacture of a particular type of microprocessor chip that we refer to as a "monochip" requires us not to sell that microprocessor chip to the existing customers of Samsung. In addition, in some markets we sell our products through distributors who, in general, if sales quota are met, have exclusive distribution rights in that market.

WE FACE INTENSE COMPETITION. IF WE ARE UNABLE TO COMPETE SUCCESSFULLY, OUR BUSINESS PROSPECTS WILL BE IMPAIRED.

           We face intense competition from developers of contact and contactless microprocessor-based technologies and products, developers of contactless products that use other types of technologies that are not microprocessor-based, and non-smart card technologies. We compete on the basis of a range of competitive factors including price, compatibility with the products of other manufacturers, and the ability to support new industry standards and introduce new reliable technologies. Many of our competitors, such as Philips Semiconductors, a division of Philips Electronics N.V., and Infineon Technologies AG, have greater market recognition, larger customer bases, and substantially greater financial, technical, marketing, distribution, and other resources than we possess. As a result, they may be able to introduce new products, respond to customer requirements and adapt to evolving industry standards more quickly than we can. In addition, we may not be able to differentiate our products sufficiently from those of our competitors.

           From time to time, we or one or more of our present or future competitors may announce new or enhanced products or technologies that have the potential to replace or shorten the life cycles of our existing products. The announcement of new or enhanced products may cause customers to delay or alter their purchasing decisions in anticipation of such products, and new products developed by our competitors may render our products obsolete or achieve greater market acceptance than our products.

           If we cannot compete successfully with our existing and future competitors, we could experience lower sales, price reductions, loss of revenues, reduced gross margins and reduced market share.

IF THERE IS A SUSTAINED INCREASE IN DEMAND FOR MICROPROCESSORS, AVAILABILITY MIGHT BE LIMITED AND PRICES MIGHT INCREASE.

            Our products require microprocessors. The microprocessor industry periodically experiences increased demand and limited availability due to production capacity constraints. For example, there has been a shortage in the availability of microprocessors since the middle of 1999 until the end of 2001. Increased demand for, or limited availability of, microprocessors could substantially increase the cost of producing our products. Because some of our contracts have fixed prices, we may not be able to pass on any increases in costs to these customers, and consequently our profit margin could be reduced.

           In addition, as a result of a shortage, we may be forced to delay shipments of our products, or devote additional resources to maintaining higher levels of microprocessor inventory. Consequently, we may experience substantial period-to-period fluctuations in our cost of revenues and, therefore, in our future results of operations.

OUR PRODUCTS HAVE LONG DEVELOPMENT CYCLES AND WE MAY EXPEND SIGNIFICANT RESOURCES IN RELATION TO A SPECIFIC PROJECT WITHOUT REALIZING ANY REVENUES.

           The development cycle for our products varies from project to project. Typically, the projects in which we are involved are complex and require that we customize our products to our customers' needs and specifications in return for payment of a fixed amount. We then conduct evaluation, testing, implementation and acceptance procedures of the customized products with the customer. Only after successful completion of these procedures will customers place orders for our products in commercial quantities. In addition, our contracts do not typically include minimum purchase requirements. We, therefore, cannot assure you that contracts which we enter into will result in commercial sales. Our average development cycle is typically between 12 and 18 months from initial contact with a potential customer until we deliver commercial quantities to the customer and recognize significant revenues. As a result, we may expend financial, management and other resources to develop customer relationships before we recognize any revenues.

FLUCTUATIONS IN OUR QUARTERLY FINANCIAL PERFORMANCE MAY CREATE VOLATILITY IN THE MARKET PRICE OF OUR SHARES AND MAY MAKE IT DIFFICULT TO PREDICT OUR FUTURE PERFORMANCE BASED ON OUR RESULTS IN ANY QUARTER.

           Our quarterly revenues and operating results have varied in the past and are likely to do so in the future. These fluctuations may be driven by various factors which are beyond our control, are difficult to predict and may not meet the expectations of analysts and investors. These factors include:

           o The size and timing of orders placed by our customers, particularly in government projects. Government projects typically involve a protracted competitive procurement process and in some circumstances litigation following the award of a contract. As a result, it is difficult to predict the timing and size of orders under such contracts. For example, we started to prepare our offer for the Israeli national electronic parking system project in 1992, we were awarded the contract in May 1998 and deployment began in January 2000. We started recognizing revenues in the second half of 2000.

           o The fact that our rental and financing expenses are fixed and we may not be able to reduce them in the event of a reduction in revenues in a particular quarter. In addition, our payroll expenses are relatively fixed and we would not expect to reduce our workforce due to a reduction in revenues in any particular quarter.

           o The tendency of our clients to place orders for products toward the last quarter of their financial year.

           Because of these factors, our revenues and operating results in any quarter may not be indicative of our future performance, and it may be difficult for you to evaluate our prospects.

ALTHOUGH THE EXTENT OF OUR DEPENDENCE ON A SMALL NUMBER OF SUPPLIERS IS DECREASING, DELAYS OR DISCONTINUANCE OF THE SUPPLY OF COMPONENTS MAY STILL HAMPER OUR ABILITY TO PRODUCE OUR PRODUCTS ON A TIMELY BASIS AND CAUSE SHORT-TERM ADVERSE EFFECTS.

           The components we use in our products, including microprocessors and cards, are supplied by third party suppliers and manufacturers. Except for Samsung, which is currently the sole supplier of the chip that integrates our antenna interface into Samsung's microprocessor, none of these suppliers are sole suppliers. Nevertheless, and although we continue to seek additional sources of supply, we sometimes experience short-term adverse effects due to delayed shipments which have in the past interrupted and delayed, and could in the future interrupt and delay, the supply of our products to our customers, and may result in cancellation of orders for our products. In addition, we do not generally have long term supply contracts under which our suppliers are committed to supply us with components at a fixed price. Suppliers could increase component prices significantly without warning or could discontinue the manufacture or supply of components used in our products. We may not be able to develop alternative sources for product components if and as required in the future. Even if we are able to identify any alternative source of supply, we may need to modify our products to be compatible with other components, which may cause delays in product shipments, increase manufacturing costs and increase product prices.

           Because some of our suppliers are located in Europe and the Far East, we may experience logistical problems in our supply chain, including long lead times for receipt of products or components and shipping delays. In addition, our subcontractors located in Israel and the Far East may, on occasion, feel the impact of potential economic or political instability in their regions, which could affect their ability to supply us with components for our products in a timely manner.

WE CURRENTLY RELY ON A THIRD PARTY FOR LICENSING AND UPDATING THE PRIMARY OPERATING SYSTEM WE USE IN OUR PRODUCTS.

           We are currently required to license operating system software for the operation of our products. Since 1995, the principal licensor of this software has been Personal Cipher Card Corporation, or PC3, pursuant to a license agreement that terminates on July 5, 2005. If PC3 terminates the license it granted us, we may face some delays in providing our products to our customers and we expect that it may take several months to provide an adequate alternative.

IF WE FAIL TO HIRE, TRAIN AND RETAIN QUALIFIED RESEARCH AND DEVELOPMENT PERSONNEL, OUR ABILITY TO ENHANCE OUR EXISTING PRODUCTS, DEVELOP NEW PRODUCTS AND COMPETE SUCCESSFULLY MAY BE MATERIALLY AND ADVERSELY AFFECTED.

           Our success depends in part on our ability to hire, train and retain qualified research and development personnel. Individuals who have expertise in research and development in our industry are scarce. Competition for such personnel is intense in the electronics industry, particularly in Israel, and therefore hiring, training and retaining such personnel is both time consuming and expensive. In addition, it may be difficult to attract qualified personnel to Rosh Pina, which is in the North of Israel. If we fail to hire, train and retain employees with skills in research and development, we may not be able to enhance our existing products or develop new products.

OUR ABILITY TO COMPETE DEPENDS ON OUR CONTINUING RIGHT TO USE, AND OUR ABILITY TO PROTECT, OUR INTELLECTUAL PROPERTY RIGHTS.

           Our success and ability to compete depend in large part on using our intellectual property and proprietary rights to protect our technology and products. We rely on a combination of patent, trademark, copyright and trade secret law, as well as confidentiality agreements and other contractual relationships with our employees, customers, affiliates, distributors and others. While substantially all of our employees are subject to non-compete agreements, these agreements may be difficult to enforce as the result of new Israeli case law which limits the scope of employee non-competition undertakings and may make them unenforceable in Israeli courts.

           We currently have patents in the United States, Israel and other countries covering some of our technology and have pending applications in the United States, Europe, Israel and elsewhere which have not yet resulted in granted patents. We cannot be certain that patents will be issued with respect to any of our pending or future patent applications or that the scope of our existing patents, or any future patents that are issued to us, will provide us with adequate protection for our technology and products. Others may challenge our patents or registered trademarks. We do not know whether any of them will be upheld as valid or will be enforceable against alleged infringers and thus we do not know whether they will enable us to prevent or hinder the development of competing products or technologies. Moreover, patents provide legal protection only in the countries where they are registered and the extent of the protection granted by patents varies from country to country.

           The measures we have taken to protect our technology and products may not be sufficient to prevent their misappropriation by third parties or independent development by others of similar technologies or products. Competitors may also develop competing technology by designing around our patents and will then be able to manufacture and sell products which compete directly with ours. In that case, our business and operating results would be harmed.

           In order to protect our technology and products and enforce our patents and other proprietary rights, we may need to initiate litigation against third parties or defend opposition proceedings before the European Patent Office or prosecute interference proceedings before the U.S. Patent and Trademark Office. These legal and administrative proceedings could be expensive and occupy significant management time and resources. Our European patent covering contactless transmission of power and data between a microprocessor and a reader was revoked as the result of a third party opposing our patent. Currently, this patent is the subject of an appeal proceeding before the European Patent Office. If our appeal is not successful, we will lose our European patent and therefore the right to prevent others in Europe from using the technology covered by the patent.

           Furthermore, a successful opposition to our patent could provide a basis for our competitors to claim that our patents in other jurisdictions covering this technology are invalid.

OUR PRODUCTS MAY INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

           It is not possible to know with certainty that the manufacture and sale of our products do not or will not infringe patents or other intellectual property rights owned by third parties. There may, for example, be patent applications pending at the moment, which if granted, may cover products that we have just developed or are developing. In certain other jurisdictions there is no publication of the subject matter of patents until the patents are issued. Third parties may from time to time claim that our current or future products infringe their patent or other intellectual property rights. In addition, if third parties claim that our customers are violating their intellectual property rights, our customers may seek indemnification from us, which could be costly, or may terminate their relationships with us. Our products depend on operating systems licensed to us and we may also be subject to claims by third parties that our use of these operating systems infringes their intellectual property rights. Any intellectual property claim could involve time-consuming and disruptive litigation and, if determined adversely to us, could prevent us from making or selling our products, subject us to substantial monetary damages or require us to seek licenses.

           Intellectual property rights litigation is complex and costly, and we cannot be sure of the outcome of any such litigation. Even if we prevail, the cost of such litigation could harm our results of operations. In addition, such litigation is time consuming and could divert our management's attention and resources away from our business. If we do not prevail in any litigation, in addition to any damages we might have to pay, we might be required to discontinue the use of certain processes, cease the manufacture, use and sale of infringing products and solutions, expend significant resources to develop non-infringing technology or obtain licenses on unfavorable terms. Licenses may not be available to us on acceptable terms or at all. In addition, some licenses are non-exclusive and, therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or cannot design around any third party patents or otherwise avoid infringements, we may be unable to sell some of our products.

THE LOSS OF THE SERVICES OF OUR CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, ODED BASHAN, COULD SERIOUSLY HARM OUR BUSINESS.

           Our success depends, in part, on the continued service of Oded Bashan, our Chairman, President and Chief Executive Officer. Mr. Bashan is one of our founders and has developed our business and technology strategy since our inception. The loss of services of Mr. Bashan could disrupt our operations and harm our business.

IN THE PAST FOUR YEARS WE HAVE ACQUIRED THREE COMPANIES OR GROUPS OF COMPANIES AND WE INTEND TO CONTINUE TO PURSUE STRATEGIC ACQUISITIONS IN THE FUTURE. THE FAILURE TO SUCCESSFULLY INTEGRATE ACQUIRED COMPANIES AND BUSINESSES OR TO ACQUIRE NEW COMPANIES AND BUSINESSES MAY HARM OUR FINANCIAL PERFORMANCE AND GROWTH.

           In the past four years we have acquired City Smart, a systems integrator in Hong Kong; the SoftChip group, an Israeli designer of microprocessors and operating systems for smart cards; and the InterCard group, a German systems integrator for card systems and manufacturer of electronic devices. These and future acquisitions could result in:

           o Difficulties in integrating our operations, technologies, products and services with those of the acquired companies. For example, we cannot be sure if the InterCard group's current customer base will upgrade their systems to incorporate our products.

           o Difficulty in integrating operations spread across significant geographic distances as our three acquisitions were made in two continents.

           o Diversion of our capital and our management's attention away from other business issues.

           o Potential loss of key employees and customers of companies we acquire.

           o Increased liabilities as a result of liabilities of the companies we acquire.

           o Dilution of your shareholding in the event we acquire companies in exchange for our shares. All three of our recent acquisitions were made through the issuance of our ordinary shares.

           We may not successfully integrate any technologies, manufacturing facilities or distribution channels that we have or may acquire and we cannot assure you that any of our recent acquisitions will be successful. In addition, if we do not acquire new companies and businesses in the future, we may not be able to grow our business as expected. If any of our recent or future acquisitions are not successful, our financial performance and business may be adversely affected.

WE ARE SUSCEPTIBLE TO CHANGES IN INTERNATIONAL MARKETS AND DIFFICULTIES WITH INTERNATIONAL OPERATIONS COULD HARM OUR BUSINESS.

           Over the last five years and nine months ended September 30, 2003, we have derived revenues from different geographical areas. The following table sets forth our sales in different geographical areas as a percentage of revenues:

                                                                                FAR      NORTH       SOUTH
                                                         AFRICA      EUROPE     EAST    AMERICA     AMERICA       ISRAEL
                                                         ------      ------     ----    -------     -------       ------
1998...............................................        25%         21%       45%       4%          -%            5%
1999...............................................        16          16        33        30          2             3
2000...............................................         8          56        13        19          1             3
2001...............................................         6          71        10         9          1             3
2002...............................................        13          67         3        11          1             5
NINE-MONTHS ENDED SEPTEMBER 30, 2003 (UNAUDITED)...        14          67         1         9          1             8


           Our ability to maintain our position in existing markets and to penetrate new, regional and local markets, is dependent, in part, on the stability of regional and local economies. Our regional sales may continue to fluctuate widely and may be adversely impacted by future political or economic instability in these or other foreign countries or regions.

           In addition, there are certain inherent risks in these international operations which include:

           o Changes in regulatory requirements and communications standards;

           o          Required licenses, tariffs and other trade barriers;

           o Difficulties in enforcing intellectual property rights across, or having to litigate disputes in, various jurisdictions;

           o Difficulties in staffing and managing international operations;

           o          Potentially adverse tax consequences; and

           o The burden of complying with a wide variety of complex laws and treaties in various jurisdictions.

           If we are unable to manage the risks associated with our focus on international sales, our business may be harmed.

BECAUSE WE REPORT IN DOLLARS, WHILE A PORTION OF OUR REVENUES AND EXPENSES ARE INCURRED IN OTHER CURRENCIES, PRINCIPALLY IN EUROS, SOUTH AFRICAN RANDS AND NIS, CURRENCY FLUCTUATIONS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

           Our functional and reporting currency is the U.S. dollar. We generate a significant portion of our revenues in dollars and incur a large portion of our expenses in other currencies, principally some of our employees' salaries in Shekels and the majority of the expenses of the InterCard group in euros. To the extent that OTI and its subsidiaries based in Israel and Germany conduct their business in different currencies, their revenues and expenses, and as a result, their assets and liabilities, are not necessarily in the same currency and therefore they are exposed to foreign exchange rate fluctuations. These fluctuations may negatively affect their results of operations. Our operations also could be adversely affected if we are unable to limit our exposure against currency fluctuations in the future. Accordingly, we may enter into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rate of the dollar against the NIS.

           However, these measures may not adequately protect us from material adverse effects due to the impact of currency fluctuations. In addition, if we wish to maintain the dollar-denominated value of our products in non-U.S. markets, such as Europe, devaluation in the local currencies of our customers relative to the dollar could cause our customers to cancel or decrease orders or default on payment.

WE MAY HAVE TO ADAPT OUR PRODUCTS IN ORDER TO INTEGRATE THEM INTO OUR CUSTOMERS' SYSTEMS OR IF NEW GOVERNMENT REGULATIONS OR INDUSTRY STANDARDS ARE ADOPTED OR CURRENT REGULATIONS OR STANDARDS ARE CHANGED.

           Some of our products are subject to mandatory government regulation in the countries in which they are used. For example, card readers that are used in the United States require certification of compliance with regulations of the Federal Communications Commission and in Europe of compliance with regulations of the European Telecommunications Standards Institute regarding emission limits of radio frequency devices. In addition, governmental certification for the systems into which our products are integrated may be required. The International Standards Organization is in the process of approving industry standards regulating the transfer of data between contactless smart cards and a reader. If there is a change to government regulations or industry standards, we may have to make significant modifications to our products and, as a result, could incur significant costs and may be unable to deploy our products in a timely manner.

           In addition, prior to purchasing our products, some customers may require us to receive certification that our products can be integrated successfully into their systems or comply with applicable regulations. Receipt of these certifications may not occur in a timely manner or at all. In some cases, in order for our products, or for the system into which they are integrated, to be certified, we may have to make significant product modifications. Failure to become so certified could render us unable to deploy our products in a timely manner or at all.

OUR PRODUCTS MAY CONTAIN DEFECTS THAT WE FIND ONLY AFTER DEPLOYMENT, WHICH COULD HARM OUR REPUTATION, RESULT IN LOSS OF CUSTOMERS AND REVENUES AND SUBJECT US TO PRODUCT LIABILITY CLAIMS.

           Our products are highly technical and deployed as part of large and complex projects. Because of the nature of our products, they can only be fully tested when fully deployed. For example, the testing of our parking payment product required distribution of sample parking payment cards to drivers, installation of electronic kiosks at which a card holder can increase the balance on his or her card, linking the kiosks to financial and parking databases, collecting data through handheld terminals, processing of data that is collected by the system, compilation of reports and clearing the parking transactions. Any defects in our products could result in:

           o          Harm to our reputation;

           o          Loss of, or delay in, revenues;

           o          Loss of customers and market share;

           o Failure to attract new customers or achieve market acceptance for our products; and

           o          Unexpected expenses to remedy errors.

           In addition, we could be exposed to potential product liability claims. While we currently maintain product liability insurance, we cannot assure you that this insurance will be sufficient to cover any successful product liability claim. Any product liability claim could result in changes to our insurance policies, such as premium increases or the imposition of a large deductible or co-insurance requirements. Any product liability claim in excess of our insurance coverage would have to be paid out of our cash reserves, which would harm our business. Furthermore, the assertion of product liability claims, regardless of the merits underlying the claim, could result in substantial costs to us, divert management's attention away from our operations and damage our reputation.

CURRENT TERRORIST ATTACKS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATING RESULTS.

           Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of violence or war may affect the markets on which our ordinary shares trade, the markets in which we operate, our operations and profitability and your investment. There can be no assurance that there will not be further terrorist attacks against the United States or Israel, or against American or Israeli businesses. These attacks or subsequent armed conflicts resulting from or connected to them may directly impact our physical facilities or those of our suppliers or customers. Furthermore, these terrorist attacks may make travel and the transportation of our supplies and products more difficult and/or expensive and ultimately affect the sales of our products. Also, as a result of terrorism, the United States and other countries may enter into an armed conflict that could have a further impact on our sales, profitability, supply chain, production capability and ability to deliver product and services to customers.

                      RISKS RELATED TO OUR ORDINARY SHARES

OUR SHARE PRICE HAS FLUCTUATED IN THE PAST AND MAY CONTINUE TO FLUCTUATE IN THE FUTURE.

           The market price of our ordinary shares has experienced significant fluctuations and may continue to fluctuate significantly. See "Price Range of Our Shares." The market price of our ordinary shares may be significantly affected by factors such as the announcements of new products or product enhancements by us or our competitors, technological innovations by us or our competitors or quarterly variations in our results of operations. In addition, while we cannot assure you that any securities analysts will continue to maintain research coverage of our company and our ordinary shares, any statements or changes in estimates by analysts covering our shares or relating to the smart card industry could result in an immediate and adverse effect on the market price of our shares. Further, we cannot predict the effect, if any, that market sales of ordinary shares or the availability of ordinary shares for sale will have on the market price of the ordinary shares prevailing from time to time. Sales of a substantial number of ordinary shares in the public market following this offering, or the perception that such sales could occur, could have a material adverse effect on the market price of our ordinary shares.

           Trading in shares of companies listed on the Nasdaq SmallCap and the Prime Standard Segment of the Frankfurt Stock Exchange in general and trading in shares of technology companies in particular has been subject to extreme price and volume fluctuations that have been unrelated or disproportionate to operating performance. These factors may depress the market price of our ordinary shares, regardless of our actual operating performance.

           Securities class action litigation has also often been brought against companies following periods of volatility in the market price of its securities. In the future, we may be the target of similar litigation that could result in substantial costs and diversion of our management's attention and resources.

WE CANNOT PREDICT THE FURTHER IMPACT ON THE PRICE OF OUR ORDINARY SHARES FOLLOWING OUR RESTATEMENT IN AUGUST 2002 OF CERTAIN OF OUR FINANCIAL STATEMENTS OR THE EXTENT OF THE POTENTIAL CLAIMS THAT MAY BE ASSERTED AGAINST US.

           We have reevaluated our accounting treatment of certain past transactions and restated our financial statements for the fiscal years ended December 31, 1999, December 31, 2000 and December 31, 2001. We have filed our restated financial statements in accordance with the requirements of the Neuer Markt in Frankfurt, Germany where our ordinary shares were also listed. The current market for our ordinary shares in Germany was adversely affected by our restatement and the adverse effect in Germany may have an adverse impact on the value of our ordinary shares listed on the Nasdaq SmallCap Market. On August 31, 2002, the date in which we published the restatement in Germany our share price was (euro)6.30. Since then, our share price, along with the broader market, declined, and on July 31, 2003 was (euro)3.24 in Germany and $3.20 on the Nasdaq SmallCap Market. Our share price may also be adversely affected by the threat of any litigation commenced in Germany based upon our restatement and the recovery by plaintiffs in any litigation actually commenced against us.

IF OUR ORDINARY SHARES ARE EVER CONSIDERED A PENNY STOCK, ANY INVESTMENT IN OUR ORDINARY SHARES WILL BE CONSIDERED A HIGH-RISK INVESTMENT AND BECOME SUBJECT TO RESTRICTIONS ON MARKETABILITY.

           If the bid price of our ordinary shares falls below $5.00 and we fail to maintain our Nasdaq listing, our ordinary shares may be a "penny stock" for the purposes of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The bid price of our ordinary shares as of January 6, 2004 was $14.65 but was less than $5.00 from February 26, 2003 until October 22, 2003. We continue to maintain our Nasdaq listing. Brokers effecting transactions in a penny stock are subject to additional customer disclosure and record keeping obligations. The additional obligations include disclosure of the risks associated with low price stocks, stock quote information and broker compensation. In addition, brokers making transactions in penny stocks are subject to additional sales practice requirements under the Exchange Act. These additional requirements include making inquiries into the suitability of penny stock investments for each customer or obtaining the prior written agreement of the customer for the penny stock purchase. Because of these additional obligations, some brokers will not effect transactions in penny stocks. If our shares become "penny stock" in the future, this designation could have an adverse effect on the liquidity of our ordinary shares and your ability to sell our ordinary shares.

OUR SHARE PRICE COULD BE ADVERSELY AFFECTED BY FUTURE SALES OF OUR ORDINARY SHARES.

           As of the date of this prospectus, we have outstanding 4,889,709 ordinary shares, warrants to purchase 1,528,957 additional ordinary shares at a weighted average exercise price of $6.12 per share and options to purchase 1,467,006 additional ordinary shares at a weighted average exercise price of $7.45 per share. We have recently entered into agreements pursuant to which we sold 1,912,885 ordinary shares, and issued warrants to purchase up to 904,785 additional ordinary shares. Please see the section of this prospectus entitled "Summary - Recent Developments" for additional information with respect to these agreements.

           All of the ordinary shares being sold by the selling shareholders by means of this prospectus will be freely tradeable.

           We may in the future sell or issue additional ordinary shares. The market price of our ordinary shares could drop as a result of sales of substantial amounts of our ordinary shares in the public market or the perception that such sales may occur. These factors could also make it more difficult to raise additional funds through future offerings of our ordinary shares or other securities.

OUR SHAREHOLDERS COULD EXPERIENCE DILUTION OF THEIR OWNERSHIP INTEREST BY REASON OF OUR ISSUING MORE SHARES THAT ARE PURCHASED BY THIRD PARTIES.

           Under Israeli law, shareholders in public companies such as us do not have preemptive rights. This means that our shareholders do not have the legal right to purchase shares in a new issue before they are offered to third parties. In addition, our board of directors may approve the issuance of shares in many instances without shareholder approval. As a result, our shareholders could experience dilution of their ownership interest by reason of our raising additional funds through the issuance of more shares that are purchased by third parties. The weighted average price per share at which we sold shares during 2003 was $4.40. In addition, we may continue to acquire companies or businesses in exchange for our shares, resulting in dilution of your shareholding.

WE DO NOT ANTICIPATE PAYING CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

           We have never declared or paid cash dividends and we do not anticipate paying cash dividends in the foreseeable future. We intend to retain all future earnings to fund the development of our business. In addition, because we have received benefits under Israeli law for our "Approved Enterprises," payment of a cash dividend may create additional tax liabilities for us. See "Dividend Policy."

OUR CONCENTRATION OF SHARE OWNERSHIP WILL LIMIT YOUR ABILITY TO INFLUENCE OR CONTROL CORPORATE ACTIONS.

           A significant percentage of our outstanding share capital (currently approximately 57.27% of the outstanding ordinary shares) is beneficially owned by a small number of shareholders, including Oded Bashan, who beneficially owns approximately 52.07% of our outstanding shares. If these shareholders act together, they will have the ability to significantly influence, if not control, the election of directors and the outcome of all corporate actions requiring shareholder approval. This concentration of ownership also may have the effect of delaying or preventing a change in control of us, which in turn could reduce the market price of our ordinary shares.

OUR UNITED STATES INVESTORS COULD SUFFER ADVERSE TAX CONSEQUENCES IF WE ARE CHARACTERIZED AS A PASSIVE FOREIGN INVESTMENT COMPANY.

           We cannot assure you that we will not be treated as a passive foreign investment company in 2003 or in future years. We could be a passive foreign investment company if 75% or more or our gross income in a taxable year is passive income. We would also be a passive foreign investment company if at least 50% of the average value, or possibly the adjusted bases of our assets in particular circumstances, of our assets in a taxable year produce, or are held for the production of, passive income. Passive income includes interest, dividends, royalties, rents and annuities. If we are or become a passive foreign investment company, many of our U.S. shareholders may be subject to adverse tax consequences.

                             RISKS RELATED TO ISRAEL

CONDITIONS IN ISRAEL MAY HARM OUR ABILITY TO PRODUCE AND SELL OUR PRODUCTS AND SERVICES AND MAY ADVERSELY AFFECT OUR SHARE PRICE.

           Our principal executive offices and research and development facilities, as well as some of our suppliers, are located in Israel. Political, economic and military conditions in Israel directly affect our operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Despite the progress towards peace between Israel and its Arab neighbors, the future of these peace efforts remains uncertain. In addition, since October 2000, there has been a substantial deterioration in the relationship between Israel and the Palestinian Authority and a significant increase in violence, primarily in the West Bank and Gaza Strip. During 2002, violence has intensified between Palestinians and Israelis and Israel has undertaken military actions in the West Bank and the Gaza Strip. The future effect of the substantial deterioration and the ongoing violence between Israel and the Palestinians is unknown. The ongoing violence between Israel and the Palestinians or any future armed conflicts, political instability or continued violence in the region would likely have a negative effect on our business condition, harm our results of operations and adversely affect the share price of publicly traded Israeli companies such as us. In addition, Israel's economy has been subject to numerous destabilizing factors, including a period of rampant inflation in the early to mid-1980s, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest. Furthermore, several countries still restrict business with Israel and Israeli companies, which may limit our ability to make sales in those countries. These restrictions may have an adverse impact on our operating results, financial condition or the expansion of our business. Since 2001, the economic conditions in Israel have deteriorated. As a result of political instability, the increased level of hostilities with the Palestinian Authority and the world-wide economic crisis in the hi-tech and communications industries, during 2001 and 2002, the Israel rate of economic growth deteriorated. The Israeli Government has proposed certain budgetary cuts and other changes which were adopted by the Israeli Parliament. However, the impact on the Israeli economy of these and other measures that may eventually be adopted is uncertain. In addition, certain credit agencies have stated that they are reviewing Israel's credit rating. Should such agencies lower Israel's credit rating, the ability of the Israeli government to generate foreign financial and economic assistance may be adversely affected. We cannot assure you that the Israeli government will be successful in its attempts to stabilize the Israeli economy or to maintain Israel's current credit rating. Economic decline as well as price and exchange rate instability may have a material adverse effect on us.

OUR OPERATIONS COULD BE DISRUPTED AS A RESULT OF THE OBLIGATION OF KEY PERSONNEL TO PERFORM ISRAELI MILITARY SERVICE.

           Some of our executive officers and employees must perform annual military reserve duty in Israel and may be called to active duty at any time under emergency circumstances. Our operations could be disrupted by the absence for a significant period of one or more of our executive officers or other key employees due to military service. Any disruption to our operations would harm our business.

THE ISRAELI GOVERNMENT PROGRAMS AND TAX BENEFITS IN WHICH WE CURRENTLY PARTICIPATE OR WHICH WE CURRENTLY RECEIVE REQUIRE US TO MEET SEVERAL CONDITIONS AND MAY BE TERMINATED OR REDUCED IN THE FUTURE, WHICH WOULD INCREASE OUR COSTS OR TAXES.

           We are entitled to tax benefits under Israeli government programs, largely as a result of the "Approved Enterprise" status granted to $4.5 million of our capital investment programs by the Israeli Ministry of Industry and Trade. Taxable income derived from each program is tax exempt for a period of ten years beginning in the year in which the program first generates taxable income, up to 14 years from the date of approval or 12 years from the date of the beginning of production. Without such benefits our taxable income would be taxed at a rate of 36%. To maintain our eligibility for these tax benefits, we must continue to meet conditions, including making specified investments in property, plant and equipment, 30% of which must be from paid-in capital. We cannot assure you that we will continue to receive these tax benefits at the same rate or at all. From time to time, we submit requests for expansion of our approved enterprise programs. These requests might not be approved. The termination or reduction of these programs and tax benefits could increase our taxes and could have a material adverse effect on our business.

IT MAY BE DIFFICULT TO ENFORCE A UNITED STATES JUDGMENT AGAINST US, OUR OFFICERS AND DIRECTORS AND SOME OF THE EXPERTS NAMED IN THIS PROSPECTUS OR TO ASSERT UNITED STATES SECURITIES LAW CLAIMS IN ISRAEL.

           We are incorporated in Israel. Most of our executive officers and directors and the Israeli experts named in this prospectus are non residents of the United States and a substantial portion of our assets and the assets of these persons are located outside of the United States. Therefore, it may be difficult for an investor, or any other person or entity, to enforce a United States court judgment based upon the civil liability provisions of the United States federal securities laws in an Israeli court against us or any of these persons or to effect service of process upon these person in the United States. Additionally, it may be difficult for an investor, or any other person or entity, to enforce civil liabilities under United States federal securities laws in original actions instituted in Israel. See "Enforceability of Civil Liabilities."

PROVISIONS OF ISRAELI LAW MAY DELAY, PREVENT OR MAKE UNDESIRABLE AN ACQUISITION OF ALL OR A SIGNIFICANT PORTION OF OUR SHARES OR ASSETS.

           Israeli corporate law regulates acquisitions of shares through tender offers, requires special approvals for transactions involving significant shareholders and regulates other matters that may be relevant to these types of transactions. These provisions of Israeli law could have the effect of delaying or preventing a change in control and may make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. These provisions may limit the price that investors may be willing to pay in the future for our ordinary shares. Furthermore, Israeli tax considerations may make potential transactions undesirable to us or to some of our shareholders.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

           This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events.

           Words such as "believe," "anticipate," "expect," "intend," "seek," "will," "plan," "could," "may," "project," "goal," "target" and similar expressions often identify forward-looking statements but are not the only way we identify these statements.

           These forward-looking statements involve risks, uncertainties, assumptions and other factors that could cause our actual results to differ materially from future results expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from the information set forth in any forward-looking statements include the risk factors described in "Risk Factors" above and other factors discussed elsewhere in this prospectus.

           Many of these factors are beyond our ability to control or predict. You should not assume that forecasts and anticipated events will occur, or that our expectations and plans will not change. We do not have any intention to update forward-looking statements after we distribute this prospectus unless we are required to do so under U.S. federal securities laws or other applicable laws.

                                 CAPITALIZATION

           The following table sets forth our capitalization as of September 30, 2003 (in thousands) on an actual basis and as adjusted to give effect to the issuance, subsequent to September 30, 2003, of 1,934,250 ordinary shares for an aggregate purchase price of $8,802,000 and the conversion, subsequent to September 30, 2003, of $190,000 principal amount of convertible notes into 52,000 of our ordinary shares.

           You should read this table in conjunction with "Selling Shareholders," and our consolidated financial statements and related notes incorporated by reference to this prospectus.

                                                                           SEPTEMBER 30, 2003
                                                                  -----------------------------------
                                                                     ACTUAL               AS ADJUSTED
                                                                  -----------             -----------
                                                                              (UNAUDITED)
Current portion of long-term loans............................       $ 1,137                $ 1,137
                                                                     =======                =======
Long-term loans (excluding current portion)...................       $ 3,116                $ 3,116
                                                                     -------                -------
Convertible notes.............................................           459                    269

Total shareholders' equity....................................        11,020                 19,013
                                                                     -------                -------
            Total capitalization..............................       $14,595                $22,398
                                                                     =======                =======


                                 USE OF PROCEEDS

           We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders.



                            PRICE RANGE OF OUR SHARES

           Our ordinary shares were quoted on the Neuer Markt of the Frankfurt Stock Exchange from August 31, 1999 until January 31, 2003. Since January 31, 2003, the shares have been listed on the new Prime Standard Segment of the Frankfurt Stock Exchange. Commencing November 12, 2002, our shares have also been listed for trading on the Nasdaq SmallCap Market.

           The following table shows, for the periods indicated, the high and low closing prices of our ordinary shares in euros giving effect to the reverse split as reported on the Neuer Markt of the Frankfurt Stock Exchange. The closing prices that are indicated below commencing January 31, 2003 were as reported in the Prime Standard Market of the Frankfurt Stock Exchange. It also shows, for the periods indicated, the high and low closing prices of our ordinary shares expressed in U.S. dollars based on the noon buying rate in New York City for cable transfers in foreign currencies, as certified for customs purposes by the Federal Reserve Bank of New York on the relevant dates. See the discussion below for the exchange rates applicable during the periods set forth below. The following table also shows, for the periods indicated since November 12, 2002, the high and low closing prices of our ordinary shares in U.S. dollars as reported on the Nasdaq SmallCap Market.

                                                     FRANKFURT STOCK        FRANKFURT STOCK
                                                     EXCHANGE (1) PER       EXCHANGE (1) PER             NASDAQ SMALLCAP
                                                        SHARE(EURO)               SHARE $                   PER SHARE $
                                                     -----------------     ------------------          -------------------
                                                      HIGH        LOW       HIGH         LOW            HIGH          LOW
                                                      ----        ---       ----         ---            ----          ---
1999
Third quarter (from August 31, 1999)...........       77.8        51.0       82.0        53.6           n/a           n/a
Fourth quarter.................................       71.0        49.5       72.0        49.6           n/a           n/a
Annual 1999....................................       77.8        49.5       82.3        49.7           n/a           n/a

2000                                                                                                    n/a           n/a
First quarter..................................      334.0        64.7      322.1        66.4           n/a           n/a
Second quarter.................................      220.0       149.5      200.6       144.2           n/a           n/a
Third quarter..................................      193.5        86.0      180.2        75.9           n/a           n/a
Fourth quarter.................................      102.5        32.5       90.2        60.4           n/a           n/a
Annual 2000....................................      313.0        32.5      301.7        30.2           n/a           n/a

2001                                                                                                    n/a           n/a
First quarter..................................       77.5        31.4       73.8        29.8           n/a           n/a
Second quarter.................................       40.4        24.0       35.6        20.7           n/a           n/a
Third quarter..................................       25.7         8.5       22.5         7.4           n/a           n/a
Fourth quarter.................................       23.1        12.2       20.9        10.8           n/a           n/a
Annual 2001....................................       77.5         8.5       73.1         7.4           n/a           n/a

2002                                                                                                    n/a           n/a
First quarter..................................       14.5        10.4       12.8         9.1           n/a           n/a
Second quarter.................................       11.4         7.0       10.7         6.8           n/a           n/a
Third quarter..................................        9.6         3.9        9.7         3.8           n/a           n/a
Fourth quarter.................................        8.4         3.5        8.4         3.5           8.10          4.65
Annual 2002....................................       14.5         3.5       12.8         3.5           8.10          4.65

2003
First quarter..................................        5.3         3.0        5.7         3.2           5.03          3.60
Second quarter.................................        4.7         3.2        5.4         3.7           4.06          3.40
Third quarter .................................        4.4         3.0        4.9         3.4           4.50          3.20
Fourth quarter.................................        9.7         3.6       12.1         4.3          13.80          3.90
Annual 2003....................................        9.7         3.0       12.1         3.3          13.80          3.20
January 2003...................................        5.2         3.9        5.5         4.2           5.00          4.60
February 2003..................................        5.3         3.8        5.7         4.1           5.03          4.11
March 2003.....................................        4.2         3.0        4.4         3.3           4.11          3.60
April 2003.....................................        4.2         3.3        4.5         3.5           4.06          3.49
May 2003.......................................        4.7         3.6        5.4         4.3           3.90          3.40
June 2003......................................        4.0         3.2        4.7         3.7           3.70          3.49
July 2003......................................        3.6         3.0        4.1         3.5           3.75          3.20
August 2003....................................        4.4         3.0        4.9         3.4           4.50          3.21
September 2003.................................        4.0         3.4        4.5         3.9           4.37          3.75
October 2003...................................        6.9         3.6        8.1         4.1           8.01          3.90
November  2003.................................        8.2         5.9        9.8         7.1           9.35          7.24
December 2003 .................................        9.7         5.7       12.1         6.9          13.80          7.25
January 2004 ..................................       11.5         9.5       14.5        11.9          14.74         12.09
February 2004
(through February 6, 2004).....................       10.3         9.8       12.9        12.2          12.70         11.50


(1) Our shares were quoted on the Neuer Markt of the Frankfurt Stock Exchange from August 31, 1999 until January 31, 2003 after which, the shares have been listed on the new Prime Standard Segment of the Frankfurt Stock Exchange. To the extent required, share prices are adjusted to give effect to our 10-for-1 reverse share split effective as of June 17, 2002.

           Our ordinary shares, to the extent they are admitted to the Prime Standard Segment, are represented by global share certificates registered in the name of Clearstream Banking AG. As a result, we do not know the number of our outstanding ordinary shares held in the United States or the number of holders of our ordinary shares who reside in the United States.

           The following table sets forth, for the periods and dates indicated, information concerning the noon buying rate for the euro, express in euros per dollar.

                                                    AVERAGE                                   PERIOD-
                                                    RATE(1)          HIGH        LOW         END RATE
                                                    -------          ----        ---         --------
1999..........................................       0.9455         0.9984     0.8466         0.9930
2000..........................................       1.0860         1.2090     0.9675         1.0650
2001..........................................       1.1173         1.2346     1.0488         1.1235
2002..........................................       0.9454         1.1636     0.9537         0.9537
2003..........................................       1.1321         0.9652     0.7938         0.7938
2004 (through January 30, 2004)...............       1.2638         0.8072     0.7780         0.8031



(1) The average daily noon buying rate from the Federal Reserve Bank of New
York.

           Our ordinary shares are traded publicly on the Nasdaq SmallCap Market under the symbol "OTIV." Our ordinary shares are also traded publicly on the Prime Standard Segment of the Frankfurt Stock Exchange under the symbol "OT5."

           On February 6, 2004, the last reported sale prices of our ordinary shares on the Prime-Standard Segment and the Nasdaq SmallCap Market were $12.29 and $11.50 per share, respectively. According to our transfer agent, as of February 6, 2004, there were 35 holders of record of our ordinary shares.

                              SELLING SHAREHOLDERS

           We understand that the selling shareholders named below may sell the ordinary shares held by them as listed below as of the date of this prospectus. Except as indicated below, to our knowledge, none of the selling shareholders is a director, officer, consultant or holder of 10% or more of our shares or a broker-dealer. The information provided in the table below with respect to each selling shareholder has been obtained from that selling shareholder. For the selling shareholders that are entities, we have identified in the footnotes the individuals who have or share voting and/or investment control over such selling shareholder. The number of shares held by the selling shareholders prior to the offering and thereafter as set forth below includes certain unexercised options held by the selling shareholders. The number of ordinary shares and number of ordinary underlying warrants or options, to be offered for the selling shareholders' account are represented in separate columns. Because the selling shareholders may sell all, some or no portion of the ordinary shares beneficially owed by them, we cannot estimate either the number or percentage of ordinary shares that will be beneficially owned by the selling shareholders following this offering. We believe that the selling shareholders have sole voting and investment powers over their ordinary shares, except as indicated below.

                                                                                            AMOUNT OF
                                                                                         ORDINARY SHARES
                                                                                           UNDERLYING
                                                                           AMOUNT OF       WARRANTS OR
                                                                           ORDINARY        OPTIONS TO
                                                                         SHARES TO BE      BE OFFERED      AMOUNT        PERCENT
                                    RELATIONSHIP                            OFFERED          FOR THE     BENEFICIALLY  BENEFICIALLY
                                      WITH US          TOTAL AMOUNT     FOR THE SELLING      SELLING        OWNED          OWNED
                                    WITHIN PAST        BENEFICIALLY      SHAREHOLDERS'    SHAREHOLDERS'   AFTER THE      AFTER THE
NAME                                  3 YEARS            OWNED(*)           ACCOUNT          ACCOUNT     OFFERING(**)  OFFERING(***)
----                                  -------            --------           -------          -------     ------------  -------------
Goldstrand Investment Inc.           Shareholder         250,000  (1)       150,000         100,000             -              -
1040 1st Avenue, #190
New York, NY 10022

Herald Investment Trust PLC          Shareholder         358,441  (2)       238,961         119,480             -              -
12 Charterhouse Square
London ECIM 6AX

Scorpio Investment (A.W.) Ltd.       Shareholder          15,167  (3)         -              15,167             -              -
c/o Mr. Arye Weber
47 Vinik Street
Rishon Lezion, Israel

Alpine Capital Partners Inc.           Finder              5,000  (4)         -              5,000              -              -
570 Lexington Avenue
32nd Floor
New York, NY 10022

Bridges & Pipes LLC              Lender; Shareholder      55,005  (5)        41,600          13,405             -              -
c/o Rockwood Inc.
830 3rd Avenue, 14th Floor
New York, NY 10022

Dan Purjes                       Lender; Shareholder      43,631  (6)        10,400          33,231             -              -
c/o Rockwood Inc.
830 3rd Avenue, 14th Floor
New York, NY 10022


                                       21

                                                                                            AMOUNT OF
                                                                                         ORDINARY SHARES
                                                                                           UNDERLYING
                                                                           AMOUNT OF       WARRANTS OR
                                                                           ORDINARY        OPTIONS TO
                                                                         SHARES TO BE      BE OFFERED      AMOUNT        PERCENT
                                    RELATIONSHIP                            OFFERED          FOR THE     BENEFICIALLY  BENEFICIALLY
                                      WITH US          TOTAL AMOUNT     FOR THE SELLING      SELLING        OWNED          OWNED
                                    WITHIN PAST        BENEFICIALLY      SHAREHOLDERS'    SHAREHOLDERS'   AFTER THE      AFTER THE
NAME                                  3 YEARS            OWNED(*)           ACCOUNT          ACCOUNT     OFFERING(**)  OFFERING(***)
----                                  -------            --------           -------          -------     ------------  -------------

S.Y.A. The Internet Consulting       Shareholder          15,166  (7)         -              15,166             -              -
 Services
Company Ltd.
39 HuNunit Street
Netanye 42652, Israel

Zysman, Aharoni Gayer & Co.        Israeli Counsel        34,999  (8)         -              34,999             -              -
 Law Offices
52A Hayarkon St.
Tel-Aviv 63432, Israel

Michael Rapp                         Shareholder          25,500  (9)         -              25,500             -              -
33 Union Square West
New York, NY  10003

Oded Bashan                        President, CEO,     3,203,199 (10)        95,368            -            3,107,831        50.52%
8 Hachaluzim St.                    Chairman and
Rosh Pina, Israel                  10% Shareholder

Ronnie Gilboa                      Vice President,       139,810 (11)       103,060            -              36,750          (a)
Beit Hillel, Israel                   Director

Moshe Aduk                         Vice President         48,123 (12)        24,248            -              23,875          (a)
Korazim, Israel

Nehemya Itai                       Vice President         84,380 (13)        54,255            -              30,125          (a)
Beit Hillel, Israel

Ohad Bashan                       Manager of Global      104,345 (14)        18,220            -              86,125         1.73%
11262 La Jolla Court               Marketing, CEO,
Cupertino, CA 95014                  OTI America

Yossef Tussya Cohen                  Shareholder        32,936               32,936            -                -              -
7 Yafo St.
Jerusalem, Israel

Michael Cohen                        Shareholder           100                 100             -                -              -
418/4 Frankfurter St.
POB 23410
Jerusalem 91233, Israel

Dov Shure                            Shareholder         8,000                8,000            -                -              -
23 Ha'erez St.
Kfar Vradim, Israel


                                       22

                                                                                            AMOUNT OF
                                                                                         ORDINARY SHARES
                                                                                           UNDERLYING
                                                                           AMOUNT OF       WARRANTS OR
                                                                           ORDINARY        OPTIONS TO
                                                                         SHARES TO BE      BE OFFERED      AMOUNT        PERCENT
                                    RELATIONSHIP                            OFFERED          FOR THE     BENEFICIALLY  BENEFICIALLY
                                      WITH US          TOTAL AMOUNT     FOR THE SELLING      SELLING        OWNED          OWNED
                                    WITHIN PAST        BENEFICIALLY      SHAREHOLDERS'    SHAREHOLDERS'   AFTER THE      AFTER THE
NAME                                  3 YEARS            OWNED(*)           ACCOUNT          ACCOUNT     OFFERING(**)  OFFERING(***)
----                                  -------            --------           -------          -------     ------------  -------------

Guri Jackobs                         Shareholder        47,115               47,115            -                -              -
6 Havazelet St.
Kiryat Ono, Israel 55454

Platinum Partners Value          Lender; Shareholder     136,364 (15)        91,364          45,000             -              -
 Arbitrage Fund
c/o Platinum Partners LLC
152 West 57th Street
54th Floor
New York, NY 10019

Platinum Global Macro            Lender; Shareholder      68,227 (16)        45,682          22,545             -              -
 Fund c/o Platinum
Partners LLC
152 West 57th Street
54th Floor
New York, NY 10019

West End Convertible             Lender; Shareholder     255,194 (17)       170,266          84,928             -              -
 Fund L.P.
c/o WEC Partners LLC
145 Huguenot Street
Suite 404
New Rochelle, NY 10801

WEC Partners LLC                 Lender; Shareholder      40,909 (18)        27,409          13,500             -              -
145 Huguenot Street
Suite 404
New Rochelle, NY 10801

Michael H. Weiss                 Lender; Shareholder      54,000 (19)       36,180           17,820             -              -
25 Briarwood Lane
Lawrence, NY 11559

Sunny Electronics Ltd.               Shareholder          66,666 (20)        44,444          22,222             -              -
46 Segula St.
Petach Tikva, Israel

Y.A.Z Investments and                Shareholder      154,901(21)          103,268           51,633             -              -
 Assets Ltd.
24 Lilinblum St.
Tel Aviv, Israel

Moshe Noodelman                      Shareholder       66,666(22)           44,444           22,222             -              -
18 Ahot Haya St.
Ramat Gan, Israel


                                       23

                                                                                            AMOUNT OF
                                                                                         ORDINARY SHARES
                                                                                           UNDERLYING
                                                                           AMOUNT OF       WARRANTS OR
                                                                           ORDINARY        OPTIONS TO
                                                                         SHARES TO BE      BE OFFERED      AMOUNT        PERCENT
                                    RELATIONSHIP                            OFFERED          FOR THE     BENEFICIALLY  BENEFICIALLY
                                      WITH US          TOTAL AMOUNT     FOR THE SELLING      SELLING        OWNED          OWNED
                                    WITHIN PAST        BENEFICIALLY      SHAREHOLDERS'    SHAREHOLDERS'   AFTER THE      AFTER THE
NAME                                  3 YEARS            OWNED(*)           ACCOUNT          ACCOUNT     OFFERING(**)  OFFERING(***)
----                                  -------            --------           -------          -------     ------------  -------------

Lapidoth Oil Prosepectors            Shareholder       58,334(23)           38,889           19,445             -              -
 Ltd.
19 Brodetsky St.
Tel Aviv, Israel

Ben Dov Holdings Ltd.                Shareholder       33,333(24)           22,222           11,111             -              -
46 Segula St.
Petach Tikva, Israel

Union Bank Provident Funds           Shareholder       33,333(25)           22,222           11,111             -              -
6 Achuzat Bait St.
Tel Aviv, Israel

G.V. Otzar Trusteeship Ltd.          Shareholder       25,003(26)           16,667           8,336              -              -
Kremnitzki 1
Merkaz Ashdar
Tel Aviv, Israel

A. Heifetz Technologies Ltd.         Shareholder       16,667(27)           11,111           5,556              -              -
22 Kanfey Nesharim
Jerusalem, Israel

Sami Totah                           Shareholder       16,667(28)           11,111           5,556              -              -
38 Harafsoda St.
Rishon Lezion, Israel

Yourdent Ltd.                        Shareholder       16,667(29)           11,111           5,556              -              -
Smilansky St.
Netanya, Israel

Dov Lifshitz                         Shareholder       16,667(30)           11,111           5,556              -              -
3 Hlperin St.
Tel Aviv, Israel

Arie Gruber                          Shareholder       16,667(31)           11,111           5,556              -              -
7 Ogarit St.
Tel Aviv, Israel

Itzik Babayov                        Shareholder       93,361(32)           62,241           31,120             -              -
5 Shahaf St.
Hod Ha'sharon 45351, Israel

Clovely Trading Ltd.                 Shareholder       30,000(33)           20,000           10,000             -              -
7 Barnes Terrace St.
Michaels Road
Newbury, RG14 5PT, UK


                                       24

                                                                                            AMOUNT OF
                                                                                         ORDINARY SHARES
                                                                                           UNDERLYING
                                                                           AMOUNT OF       WARRANTS OR
                                                                           ORDINARY        OPTIONS TO
                                                                         SHARES TO BE      BE OFFERED      AMOUNT        PERCENT
                                    RELATIONSHIP                            OFFERED          FOR THE     BENEFICIALLY  BENEFICIALLY
                                      WITH US          TOTAL AMOUNT     FOR THE SELLING      SELLING        OWNED          OWNED
                                    WITHIN PAST        BENEFICIALLY      SHAREHOLDERS'    SHAREHOLDERS'   AFTER THE      AFTER THE
NAME                                  3 YEARS            OWNED(*)           ACCOUNT          ACCOUNT     OFFERING(**)  OFFERING(***)
----                                  -------            --------           -------          -------     ------------  -------------

Oded Unger                           Shareholder      975,000(34)          650,000          325,000             -              -
5 Tarfon St.
Bnei Brak, Israel

Whalehaven Fund Limited              Shareholder       42,857(35)           28,571           14,286             -              -
P.O. Box HM 2257
Hamilton HM OX Bermuda

Stonestreet LP                       Shareholder      100,001(36)           66,667           33,334             -              -
Suite 201-260 Town Centre
 Blvd. Markham,
Ontario, Canada

Alpha Capital AG                     Shareholder      142,857(37)           95,238           47,619             -              -
160 Central Park South
Suite 2701
New York, NY 10019

Bank Privee Edmond De                Shareholder       90,000(38)           60,000           30,000             -              -
 Rothchild
18 rue de Hesse 1204
Geneve, Switzerland

Pelgo Ltd.                           Shareholder       15,167(39)             -              15,167             -              -
c/o Mr. Arye Weber
47 Vinik St.
Rishon Lezion, Israel

Meitav Mutual Funds                  Shareholder      100,000(40)          100,000             -                -              -
 Management (1982) Ltd.
40 Einstein St.
Tel Aviv 61540, Israel

Meitav Security Advisors             Shareholder       37,500(41)           25,000           12,500             -              -
 and Investment Management
 Ltd.
P.O. Box 54001 Tel Aviv
 61540, Israel

Bauhinia Investments Ltd.            Shareholder       22,059(42)           14,706           7,353              -              -
POB, 2177
Hertzelia 46120, Israel

Elgev Holdings Ltd.                  Shareholder       22,059(43)           14,706           7,353              -              -
Beit Bareket, 1 Golan St.
Kiriat Sde Hateufa 70100,
 Israel


                                       25

                                                                                            AMOUNT OF
                                                                                         ORDINARY SHARES
                                                                                           UNDERLYING
                                                                           AMOUNT OF       WARRANTS OR
                                                                           ORDINARY        OPTIONS TO
                                                                         SHARES TO BE      BE OFFERED      AMOUNT        PERCENT
                                    RELATIONSHIP                            OFFERED          FOR THE     BENEFICIALLY  BENEFICIALLY
                                      WITH US          TOTAL AMOUNT     FOR THE SELLING      SELLING        OWNED          OWNED
                                    WITHIN PAST        BENEFICIALLY      SHAREHOLDERS'    SHAREHOLDERS'   AFTER THE      AFTER THE
NAME                                  3 YEARS            OWNED(*)           ACCOUNT          ACCOUNT     OFFERING(**)  OFFERING(***)
----                                  -------            --------           -------          -------     ------------  -------------

Shai Stern                           Shareholder         22,500             22,500             -                -              -
43 Maple Ave.
Cedarhurst, NY 11516

David Fuchs                          Shareholder          30,544 (44)         -              30,544             -              -
c/o Rockwood Inc.
830 3rd Avenue, 14th Floor
New York, NY  10022

MW Crow Family, L.P.                 Shareholder           9,290 (45)         -              9,290              -              -
830 Third Avenue
New York, NY 10022

Solomon Lax                          Shareholder           7,620 (46)         -              7,620              -              -
5616 Park Heights Ave.
Baltimore, ND  21215

Robert MacGregor                     Shareholder            1,000 (47)        -              1,000              -              -
95 Horatio St. Apt. 9F
New York, NY  10014

Bonanza Trust                        Shareholder           7,846 (48)         -              7,846              -              -
Horwood, Marcus & Berk
180 North Laslie St.
Suite 3700
Chicago, IL  60601

KWG Trust                            Shareholder           7,846 (49)         -              7,846              -              -
Horwood, Marcus & Berk
180 North Laslie St.
Suite 3700
Chicago, IL  60601

Howard Sterling                      Shareholder           8,845 (50)         -              8,845              -              -
c/o Ganer & Ganer
1995 Broadway, 16th Floor
New York, NY  10023

Aharon Orlansky                      Shareholder           6,345 (51)         -              6,345              -              -
201 East 62nd St. Apt. 10A
NewYork, NY  10021

Jordan Cooper                        Shareholder             500 (52)         -               500               -              -
140 East 28th St., Apt. 9A
New York, NY  10016


                                       26

                                                                                            AMOUNT OF
                                                                                         ORDINARY SHARES
                                                                                           UNDERLYING
                                                                           AMOUNT OF       WARRANTS OR
                                                                           ORDINARY        OPTIONS TO
                                                                         SHARES TO BE      BE OFFERED      AMOUNT        PERCENT
                                    RELATIONSHIP                            OFFERED          FOR THE     BENEFICIALLY  BENEFICIALLY
                                      WITH US          TOTAL AMOUNT     FOR THE SELLING      SELLING        OWNED          OWNED
                                    WITHIN PAST        BENEFICIALLY      SHAREHOLDERS'    SHAREHOLDERS'   AFTER THE      AFTER THE
NAME                                  3 YEARS            OWNED(*)           ACCOUNT          ACCOUNT     OFFERING(**)  OFFERING(***)
----                                  -------            --------           -------          -------     ------------  -------------

Philip Wagenheim                     Shareholder          13,500 (53)         -              13,500             -              -
245 East 87th St.
New York, NY  10128

Elliott J. Smith                     Shareholder          12,000 (54)         -              12,000             -              -
400 East 56th St., Apt 19D
NewYork, NY  10022

Jeffrey Meshsel                      Shareholder          12,000 (55)         -              12,000             -              -
171 East 84th St., Apt 28E
New York, NY  10128

David Prince                         Shareholder          12,000 (56)         -              12,000             -              -
201 East 79th St., Apt. 12H
NewYork, NY  10021

           Total                                       7,369,879          2,702,504       1,382,669        3,284,706


----------------------
(a) Less than 1%.

(*) Except as otherwise noted and pursuant to applicable community property laws, each person or entity named in the table has sole voting and investment power with respect to all ordinary shares listed as owned by that person or entity. Shares beneficially owned include shares that may be acquired pursuant to options and warrants exercisable within 60 days of the date of this prospectus.

(**) Assuming the sale of all shares registered for the account of the selling shareholders. The selling shareholders may sell all, some or no portion of the ordinary shares registered hereunder.

(***) Based on 4,889,709 ordinary shares outstanding as of February 6, 2004. Ordinary shares deemed to be beneficially owned by virtue of the right of any person to acquire these shares within 60 days of the date of this prospectus are treated as outstanding only for purposes of determining the percent owned by such person.

(1) Includes 50,000 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $5.75 per share currently outstanding. Also includes 150,000 ordinary shares and 50,000 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $5.75 per share, to be issued prior to the effectiveness of the registration statement, of which this prospectus forms a part. Seth Fireman has voting and/or investment control over this selling shareholder.

(2) Includes 90,909 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $3.85 per share and 28,571 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $7.5 per share. This selling shareholder is a publicly-traded company.

(3) Consists of 15,167 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $6.5 per share. Arye Weber has voting and/or investment control over this selling shareholder.

(4) Comprised of 5,000 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $5.75 per share. Evan Bines and Leslie Bines have voting and/or investment control over this selling shareholder.

(5) Includes 13,405 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $7.46 per share. Faith Griffin and David Fuchs have voting and/or investment control over this selling shareholder.

(6) Includes 3,351 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $7.46 per share, 25,000 ordinary shares underlying warrants exercisable within 60 days with different exercise prices, 834 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $7.46 per share and 4,046 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $6.5 per share.

(7) Consists of 15,166 ordinary shares, underlying warrants exercisable within 60 days with an exercise price of $6.5 per share. Asher Yoshpe has voting and/or investment control over this selling shareholder.

(8) Comprised of 34,999 ordinary shares underlying options exercisable within 60 days with an exercise price of NIS 0.1 per share. Shmuel Zysman, Erez Aharoni and Joseph Gayer have voting and/or investment control over this selling shareholder.

(9) Consists of 8,500 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $6.66 per share; 8,500 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $7.99 per share and 8,500 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $9.99 per share.

(10) Consists of (i) 95,368 ordinary shares held directly by Mr. Bashan, (ii) 311,875 ordinary shares underlying options exercisable within 60 days,
      (iii) 4,000 ordinary shares underlying options exercisable within 60 days held by Mr. Bashan's spouse (as to which Mr. Bashan disclaims beneficial ownership) and (iv) 1,845,742 ordinary shares and 946,214 ordinary shares, underlying warrants exercisable within 60 days with an exercise price of $5.75 per share, as to which Mr. Bashan has (a) voting power pursuant to irrevocable proxies granted in connection with private placements and (b) no disposition power.

(11) Comprised of 103,060 ordinary shares and 36,750 ordinary shares underlying options exercisable within 60 days.

(12) Comprised of 24,248 ordinary shares and 23,875 ordinary shares underlying options exercisable within 60 days.

(13) Comprised of 54,255 ordinary shares and 30,125 ordinary shares underlying options exercisable within 60 days.

(14) Comprised of 18,220 ordinary shares and 86,125 ordinary shares underlying options exercisable within 60 days.

(15) Includes 91,364 ordinary shares and 45,000 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $5.75 per share. Mark Nordlicht has voting and/or investment control over this selling shareholder.

(16) Includes 45,682 ordinary shares and 22,545 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $5.75 per share. Mark Nordlicht has voting and/or investment control over this selling shareholder.

(17) Includes 170,266 ordinary shares, 13,500 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $5.75 per share and 71,428 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $6.5 per share. Ethan Benovitz, Daniel Saks and Jaime Hartman have voting and/or investment control over this selling shareholder.

(18) Includes 27,409 ordinary shares and 13,500 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $5.75 per share. Ethan Benovitz, Daniel Saks and Jaime Hartman have voting and/or investment control over this selling shareholder.

(19) Includes 36,180 ordinary shares and 17,820 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $5.75 per share.

(20) Includes 44,444 ordinary shares and 22,222 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $6.5 per share. Ilan Ben-Dov has voting and/or investment control over this selling shareholder.

(21) Includes 103,268 ordinary shares, 29,411 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $5 per share and 22,222 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $6.5 per share. Yehuda Zadik and Ahouva Zadik have voting and/or investment control over this selling shareholder.

(22) Includes 44,444 ordinary shares and 22,222 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $6.5 per share.

(23) Includes 38,889 ordinary shares and 19,445 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $6.5 per share. Yaakov Luxembourg has voting and/or investment control over this selling shareholder.

(24) Includes 22,222 ordinary shares and 11,111 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $6.5 per share. Ilan Ben-Dov has voting and/or investment control over this selling shareholder.

(25) Includes 22,222 ordinary shares and 11,111 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $6.5 per share. Union Bank Ltd. has voting and/or investment control over this selling shareholder.

(26) Includes 16,667 ordinary shares and 8,336 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $6.5 per share. Gil Vicovsky has voting and/or investment control over this selling shareholder.

(27) Includes 11,111 ordinary shares and 5,556 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $6.5 per share. Avi Heifetz has voting and/or investment control over this selling shareholder.

(28) Includes 11,111 ordinary shares and 5,556 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $6.5 per share.

(29) Includes 11,111 ordinary shares and 5,556 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $6.5 per share. Jery Rabinovitch and Sima Rabinovitch have voting and/or investment control over this selling shareholder

(30) Includes 11,111 ordinary shares and 5,556 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $6.5 per share.

(31) Includes 11,111 ordinary shares and 5,556 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $6.5 per share.

(32) Includes 62,241 ordinary shares and 31,120 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $6.5 per share.

(33) Includes 20,000 ordinary shares and 10,000 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $6.5 per share. Ami Amir and Yoela-lee Blake have voting and/or investment control over this selling shareholder.

(34) Includes 650,000 ordinary shares and 325,000 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $6.5 per share.

(35) Includes 28,571 ordinary shares and 14,286 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $6.5 per share. Michael Finkelstein has voting and/or investment control over this selling shareholder.

(36) Includes 66,667 ordinary shares and 33,334 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $6.5 per share. Elizabeth Leonard and Michael Finkelstein have voting and/or investment control over this selling shareholder.

(37) Includes 95,238 ordinary shares and 47,619 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $6.5 per share. Konrad Ackerman has voting and/or investment control over this selling shareholder.

(38) Includes 60,000 ordinary shares and 30,000 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $7.5 per share. Patrick Segal has voting and/or investment control over this selling shareholder.

(39) Includes 15,167 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $6.5 per share. Mordechai Peled has voting and/or investment control over this selling shareholder.

(40) Zvi Stepak and Shlomo Simonovsky have voting and/or investment control over this selling shareholder.

(41) Includes 25,000 ordinary shares and 12,500 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $5 per share. Zvi Stepak has voting and/or investment control over this selling shareholder.

(42) Includes 14,706 ordinary shares and 7,353 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $5 per share. Guy Swersky has voting and/or investment control over this selling shareholder.

(43) Includes 14,706 ordinary shares and 7,353 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $5 per share. Yoel Yogev has voting and/or investment control over this selling shareholder.

(44) Consists of 25,000 ordinary shares underlying warrants exercisable within 60 days with different exercise prices, 833 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $7.46 per share and 4,711 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $6.5 per share.

(45) Consists of 9,290 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $6.5 per share. Michael Crow has voting and/or investment control over this selling shareholder.

(46) Consists of 7,620 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $6.5 per share.

(47) Consists of 1,000 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $6.5 per share.

(48) Consists of 1,250 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $5.75 per share and 4,546 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $3.85 per share and 2,050 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $7.5 per share. Jeff Zaluda has voting and/or investment control over this selling shareholder.

(49) Consists of 1,250 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $5.75 per share and 4,546 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $3.85 per share and 2,050 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $7.5 per share. Jeff Zaluda has voting and/or investment control over this selling shareholder.

(50) Consists of 2,500 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $5.75 per share and 4,545 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $3.85 per share and 1,800 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $7.5 per share.

(51) Consists of 4,545 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $3.85 per share and 1,800 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $7.5 per share.

(52) Consists of 500 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $7.5 per share.

(53) Consists of 4,500 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $6.66 per share; 4,500 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $7.99 per share and 4,500 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $9.99 per share.

(54) Consists of 4,000 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $6.66 per share; 4,000 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $7.99 per share and 4,000 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $9.99 per share.

(55) Consists of 4,000 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $6.66 per share; 4,000 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $7.99 per share and 4,000 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $9.99 per share.

(56) Consists of 4,000 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $6.66 per share; 4,000 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $7.99 per share and 4,000 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $9.99 per share.

                              PLAN OF DISTRIBUTION

           The selling shareholders may sell their shares on the Prime Standard Segment of the Frankfurt Stock Exchange or on the Nasdaq SmallCap Market after the registration statement of which this prospectus forms a part is declared effective. The selling shareholders and their successors, including their permitted transferees, pledgees or donees or their successors, may sell the ordinary shares directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

           The shares covered by this prospectus to be sold from time to time by the selling shareholders may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions:

           o on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the ordinary shares may be listed or quoted at the time of sale;

           o          in the over-the-counter market;

           o          in private transactions;

           o          by pledge to secure debts and other obligations; or

           o          a combination of any of the above transactions.

           The selling shareholders may either sell shares directly to purchasers, or sell shares to, or through, broker-dealers. These broker-dealers may act either as an agent of the selling shareholders, or as a principal for the broker-dealer's own account. These transactions may include transactions in which the same broker-dealer acts as an agent on both sides of the trade. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares. This compensation may be received both if the broker-dealer acts as an agent or as principal. This compensation might also exceed customary commissions.

           If any selling shareholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares through:

           o          a block trade,

           o          a special offering,

           o          an exchange distribution or secondary distribution, or

           o          a purchase by a broker or dealer,

then we will file, if required, a supplement to this prospectus under Rule 424(b) of the Securities Act.

           The supplement will disclose, to the extent required:

           o the names of the selling shareholders and of the participating broker-dealer(s);

           o          the number of shares involved;

           o          the price at which such shares were sold;

           o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

           o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

           o          any other fact material to the transaction.

           The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale or distribution of the ordinary shares may be deemed "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

           Under the Securities Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our ordinary shares for a period of up to 5 business days prior to the commencement of such distribution. In addition, the selling shareholders will be subject to the applicable provisions of the Securities Exchange Act, including Regulation M, which may limit the timing of purchases and sales of ordinary shares by the selling shareholders or any other such persons. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

           In order to comply with the securities laws of some jurisdictions, if applicable, the ordinary shares must be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the ordinary shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

                                 DIVIDEND POLICY

           We have never declared or paid any cash dividends on our ordinary shares or other securities. We currently expect to retain all future earnings, if any, to finance the development of our business, and do not anticipate paying any cash dividends in the foreseeable future. Any future determination relating to dividend policy will be made by our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial condition and future prospects and other factors the board of directors may deem relevant. In the event of a distribution of a cash dividend out of tax exempt income, we will be liable to corporate tax at a rate of 25% in respect of the amount distributed.

                         DESCRIPTION OF ORDINARY SHARES

           As of February 6, 2004, our authorized share capital consists of 10,000,000 ordinary shares, nominal value of NIS 0.1 per share, of which 4,889,809 are issued and outstanding, excluding shares issuable upon exercise of warrants or options.

           The ownership or voting of ordinary shares by non-residents of Israel is not restricted in any way by our articles of association or the laws of the State of Israel, except that nationals of countries which are in a state of war with Israel might not be recognized as owners of ordinary shares.

                                  LEGAL MATTERS

           The validity of the ordinary shares offered in this offering and certain other matters in connection with this offering relating to Israeli law will be passed upon for us by Zysman Aharoni Gayer & Co. Law Offices, Tel Aviv, Israel. Weil, Gotshal & Manges LLP, New York, New York, has advised us with respect to United States legal matters in connection with this offering. As of the date of this prospectus, Zysman Aharoni Gayer & Co. beneficially owns options to acquire 34,999 of our ordinary shares.

                                     EXPERTS

           Our consolidated financial statements appearing in our annual report (Form 20-F) for the year ended December 31, 2002, have been audited by Luboshitz Kasierer, independent auditors, an affiliate member firm of Ernst & Young International, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       ENFORCEABILITY OF CIVIL LIABILITIES

           We are incorporated under the laws of the State of Israel. Service of process upon our directors and executive officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, will be difficult to obtain within the United States. Furthermore, because substantially all of our assets and the assets of these persons are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers or the Israeli experts named in the prospectus, will be difficult to collect outside those countries.

           We have been informed by our legal counsel in Israel, Zysman Aharoni Gayer & Co. Law Offices, that there is doubt as to the enforceability of civil liabilities under the Securities Act and the Securities Exchange Act in original actions instituted in Israel. However, subject to certain time limitations, Israeli courts generally enforce a final executory judgment of a foreign court in civil matters including judgments based upon the civil liability provisions of the Securities Act and the Securities Exchange Act or the German securities laws and including a monetary or compensatory judgment in a non-civil matter, provided that:

           o the judgments are obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

           o the foreign court is not prohibited by law from enforcing judgments of Israeli courts;

           o adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his evidence;

           o the judgments and the enforcement of the civil liabilities are not contrary to the law, public policy, security or sovereignty of the State of Israel;

           o the judgments were not obtained by fraud and do not conflict with any other valid judgment in the same matter between the same parties;

           o an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

           o the obligations under the judgment are enforceable according to the laws of the State of Israel.

           We have irrevocably appointed OTI America, Inc. as our agent solely to receive service of process in any action against us in any United States federal court or the courts of the State of New York arising out of this offering.

           Foreign judgments enforced by Israeli courts will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to render judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date thereof, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli law prevailing at that time. Judgment creditors must bear the risk of unfavorable exchange rate movement.

                       WHERE YOU CAN FIND MORE INFORMATION

           We have filed a registration statement on Form F-3, including the exhibits and schedules thereto, with the Securities and Exchange Commission, or SEC, under the Securities Act, and the rules and regulations thereunder, for the registration of the ordinary shares that are being offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreements or other document.

           We are subject to the informational requirements of the Securities Exchange Act, applicable to foreign private issuers. As a "foreign private issuer," we are exempt from the rules under the Securities Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions contained in
Section 16 of the Securities Exchange Act, with respect to their purchases and sales of shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Securities Exchange Act. However, we will file with the SEC, within 180 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent accounting firm. We also furnish quarterly reports on Form 6-K containing unaudited interim financial information for the first three quarters of each fiscal year.

           You may read and copy any document we file or furnish with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You can review our SEC filings, including the registration statement by accessing the SEC's Internet site at http://www.sec.gov.

           Documents may also be inspected at the National Association of Securities Dealers, Inc., 1735 K street, N.W., Washington D.C. 20006. In addition, under German law, documents referred to in this prospectus, in so far as they relate to us may be inspected during normal business hours at On Track Innovations Ltd., Z.H.R. Industrial Zone, P.O. Box 32, Rosh Pina, Israel 12000.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

           The SEC allows us to "incorporate by reference" the information we file with the SEC. This means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede information previously filed. We incorporate by reference the documents listed below:

           o Our annual report on Form 20-F for the fiscal year ended December 31, 2002, filed with the SEC on June 30, 2003 (SEC File No. 0-49877);

           o Our reports on Form 6-K furnished to the SEC on November 14, 2002, December 2, 2002, December 3, 2002, December 18,
                      2002, January 9, 2003, January 27, 2003, February 10,
                      2003, February 25, 2003, May 15, 2003, May 27, 2003, June
                      12, 2003, July 21, 2003, July 23, 2003, August 21, 2003,
                      August 25, 2003, September 4, 2003, September 29, 2003, October 7, 2003, October 20, 2003, October 23, 2003,
                      October 27, 2003, November 12, 2003, November 24, 2003,
                      November 28, 2003, December 9, 2003, December 9, 2003, December 10, 2003, December 11, 2003, December 31, 2003 and January 20, 2004.

           o The description of our ordinary shares contained in our registration statement on Form 8-A filed with the SEC on June 19, 2002.

           We also incorporate by reference all of our subsequent annual reports filed with the SEC on Form 20-F and all of our subsequent reports on Form 6-K under the Securities Act of 1934 submitted to the SEC that we specifically identify in such form as being incorporated by reference into this prospectus.

           As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies among the documents, or between any of the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference in this prospectus.

           We will deliver to each person (including any beneficial owner) to whom this prospectus has been delivered a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus. We will provide this information upon written or oral request, and at no cost to the requester. Requests should be directed to On Track Innovations Ltd., Z.H.R. Industrial Zone P.O. Box 32, Rosh-Pina 12000 Israel, Attention: Investor Relations. Our phone number is +011-972-4-686-8000.

                                    EXPENSES

           We anticipate that our total expenses with respect to the registration statement of which this prospectus is a part and the offering to be made hereby will aggregate approximately $38,798, of which $4,798 is attributable to the SEC registration fee, approximately $30,000 is attributable to legal fees and approximately $4,000 is attributable to accounting fees.

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                            ON TRACK INNOVATIONS LTD.






                            4,085,173 ORDINARY SHARES


                                 ---------------

                                   PROSPECTUS

                                 ---------------


                                FEBRUARY 13, 2004








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